First Defense(R) Is Now OMRI Listed and May Be Used With Certified Organic Dairy and Beef Cattle

PORTLAND, ME -- (Marketwired - July 11, 2013) - ImmuCell Corporation (NASDAQ: ICCC) today announced that First Defense®, a USDA-approved scours preventative for newborn dairy and beef calves, has been reviewed by the Organic Materials Review Institute (OMRI) and has been listed with products eligible for use in certified organic production, subject to approval by USDA accredited certifiers.

The USDA recently approved a label change for the First Defense® packaging that permits the OMRI logo to be printed on the box. The OMRI logo is displayed at the top of this press release.

"First Defense® has one of the strongest efficacy claims available from the USDA -- proven to reduce mortality and morbidity associated with E. coli and coronavirus," says Bobbi Jo Brockmann, Director of Sales and Marketing for ImmuCell Corporation. "Now these benefits can also improve calf health on organic dairy and beef operations, protecting calves when they need it most -- immediately following birth."

First Defense® has been approved for use in conventional production since 1991. The product is produced from hyper-immunized bovine colostrum and is available for oral delivery in a bolus. These highly specific antibodies work to reduce scours outbreaks by preventing E. coli and coronavirus infections.

For maximum protection, First Defense® should be provided to calves within the first 12 hours after birth without a requirement to delay colostrum feeding. The product provides protective levels of antibodies to potential sites of infection, delivering preformed immunity and immediate protection to calves so they can reach their genetic potential.

"There are not many disease prevention tools on the market that are okay for organic producers to use, so First Defense® being OMRI listed is big news in our industry," says Kyle Sharp, owner/operator of Sharp Family Dairy in Amanda, Ohio. "This notification means we can focus on disease prevention in our calves from the start. Having another tool in our toolbox, especially one that helps prevent disease -- is very valuable."

First Defense® was permitted for use in organic production as part of the 2013 OMRI Products List. OMRI is recognized by USDA accredited certifiers as being able to accurately review input products against the National Organic Program Rule standards and to provide recommendations to organic certifiers, growers, manufacturers and suppliers on products intended for use in certified organic production, handling and processing. To view the OMRI list of approved products visit www.omri.org.

For more information on how First Defense® provides calves with immediate immunity, like Immediate Immunity™ on Facebook at www.facebook.com/ImmediateImmunity, view the Immediate Immunity™ YouTube channel at www.youtube.com/ImmediateImmunity, or visit www.ImmediateImmunity.com.

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106